Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2011 SECOND QUARTER RESULTS AND UPDATES ITS 2011 BUSINESS OUTLOOK

BOISE, Idaho (May 5, 2011) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its second quarter ended March 31, 2011.

Highlights:

▪
Total revenues were $367.1 million for the quarter, 28.1% higher than revenues for the same period in the prior fiscal year.  Revenue growth in the United States was 20.7% for the quarter.  Revenue growth in the United Kingdom was 83.6% for the quarter as we owned Centaur Services Limited (“Centaur”) for the full quarter in this fiscal year compared to approximately eight weeks in the same period in the prior fiscal year.

▪	Gross profit as a percentage of total revenues improved to 13.9% for the quarter, compared to 13.8% for the same period in the prior fiscal year.
▪	Operating income was $16.9 million for the quarter, 33.2% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $10.3 million for the quarter, 34.7% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.83 for the quarter, compared to $0.62 for the same period in the prior fiscal year.

▪
We acquired substantially all of the assets of Nelson Laboratories Limited Partnership (“Nelson”), a distributor of animal health products based in Sioux Falls, South Dakota on March 21, 2011 for $7.0 million in cash.  With this acquisition, we added another distribution center to our existing twelve distribution centers across the United States.

▪
Internet sales to independent veterinary practices and producers in the United States grew by approximately 46% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales in the United States improved to 36% for the quarter.

▪	During the quarter ended March 31, 2011, our revenues from our veterinary pharmacy programs increased over 45% to $31.9 million.

“We achieved excellent financial results for the quarter and exceeded our expectations for both revenue and earnings growth,” said Jim Cleary, President and Chief Executive Officer.  “We are pleased to welcome the Nelson team and customers to MWI and plan to provide continued quality service to those customers.  As we move forward into the second half of our fiscal year, we will remain focused on our core values and continued growth.”

Quarter ended March 31, 2011 compared to quarter ended March 31, 2010

Total revenues grew 28.1% to $367.1 million for the quarter ended March 31, 2011, compared to $286.6 million for the quarter ended March 31, 2010.  Revenue growth in the United States was 20.7% for the quarter ended March 31, 2011, compared to the same period in the prior fiscal year.  Revenue growth in the United Kingdom was 83.6% for the quarter ended March 31, 2011 as compared to the same period in the prior year as we owned Centaur for the full quarter in this fiscal year compared to approximately eight weeks in the same period in the prior fiscal year.  In the United States, our revenues attributable to existing customers represented 38% of the growth in revenues during the quarter ended March 31, 2011.  Commissions grew 33.9% to $5.6 million for the quarter ended March 31, 2011, compared to $4.2 million for the quarter ended March 31, 2010.  The increase was due to an increase in gross billings from agency contracts as well as a higher commission rate from one of our vendors for the quarter ended March 31, 2011, compared to the same period in the prior fiscal year.

Gross profit increased by 29.0% to $51.0 million for the quarter ended March 31, 2011, compared to $39.5 million for the quarter ended March 31, 2010.  Gross profit as a percentage of total revenues was 13.9% for the quarter ended March 31, 2011, compared to 13.8% for the quarter ended March 31, 2010.  This increase was partially due to the benefit from vendor price increases for the quarter ended March 31, 2011 that did not occur at the same level in the prior fiscal year.  Vendor rebates for the quarter ended March 31, 2011 increased by $665,000 compared to the quarter ended March 31, 2010.  This increase was primarily due to our revenue growth described above.

Operating income increased 33.2% to $16.9 million for the quarter ended March 31, 2011, compared to $12.7 million for the quarter ended March 31, 2010.  SG&A expenses increased 26.8% to $32.5 million for the quarter ended March 31, 2011, compared to $25.6 million for the quarter ended March 31, 2010.  SG&A expenses as a percentage of total revenues were 8.8% for the quarter ended March 31, 2011, compared to 8.9% for the quarter ended March 31, 2010.

Net income increased 34.7% to $10.3 million for the quarter ended March 31, 2011, compared to $7.7 million for the quarter ended March 31, 2010.  Diluted earnings per share were $0.83 and $0.62 for the quarters ended March 31, 2011 and 2010, respectively, an increase of 33.9%.

Six months ended March 31, 2011 compared to six months ended March 31, 2010

Total revenues increased 40.3% to $733.3 million for the six months ended March 31, 2011, compared to $522.7 million for the six months ended March 31, 2010.  Revenue growth in the United States was 24.5% for the six months ended March 31, 2011, compared to the same period in the prior fiscal year.  Revenue growth in the United Kingdom was 269.6% for the six months ended March 31, 2011 as compared to the same period in the prior year as we owned Centaur for the full six months in this fiscal year compared to approximately eight weeks in the same period in the prior fiscal year.  Commissions increased 20.1% to $9.3 million during the six months ended March 31, 2011, compared to $7.8 million during the six months ended March 31, 2010.

Gross profit increased by 33.8% to $101.1 million for the six months ended March 31, 2011, compared to $75.5 million for the six months ended March 31, 2010.  Gross profit as a percentage of total revenues was 13.8% for the six months ended March 31, 2011, compared to 14.4% for the six months ended March 31, 2010.  Gross profit as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s gross profit as a percentage of total revenues is generally lower than MWI’s, which serves to reduce the overall gross margin of the consolidated Company when compared to our results for the same period in the prior year.  Vendor rebates for the six months ended March 31, 2011 increased by approximately $3.0 million compared to the six months ended March 31, 2010.

Operating income increased 35.5% to $34.4 million for the six months ended March 31, 2011, compared to $25.4 million for the six months ended March 31, 2010.  SG&A expenses increased 32.2% to $63.5 million for the six months ended March 31, 2011, compared to $48.0 million for the six months ended March 31, 2010.  SG&A expenses as a percentage of total revenues were 8.7% for the six months ended March 31, 2011, compared to 9.2% for the six months ended March 31, 2010.  SG&A expenses as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s SG&A expenses as a percentage of total revenues are generally lower than MWI’s, which serves to reduce the overall SG&A expenses as a percentage of total revenues when compared to our results for the same period in the prior year.

Net income increased 36.5% to $21.2 million for the six months ended March 31, 2011, compared to $15.5 million for the six months ended March 31, 2010.  Diluted earnings per share were $1.69 and $1.25 for the six months ended March 31, 2011 and 2010, respectively, an increase of 35.2%.

Our cash balance as of March 31, 2011 was $974,000 and we had $28.3 million outstanding on our credit facilities. The increase in the outstanding balance on our credit facilities of $18.2 from September 30, 2010 resulted primarily from the funding of investing activities, which included the Nelson acquisition, capital purchases of an office building for our headquarters in Boise, Idaho, equipment for our new distribution center in Visalia, California as well as other distribution center technology, and an increase in working capital due to our revenue growth.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2011, revenues will be from $1.49 billion to $1.52 billion, which represents growth of 21% to 24% compared to revenues in fiscal year 2010.  The Company estimates that diluted earnings per share will be from $3.21 to $3.27 per share, which represents growth of 19% to 21% compared to diluted earnings per share in fiscal year 2010.  The Company’s previous guidance for the fiscal year ending September 30, 2011 was revenues from $1.45 billion to $1.50 billion and diluted earnings per share of $3.14 to $3.22.

Conference Call

The Company will be hosting a conference call on May 5, 2011 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2011 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through May 19, 2011 by calling (800) 642-1687 for calls within the United States or (706) 645-9291 for international calls using the passcode 63066970.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America and United Kingdom. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended March 31,		Six Months Ended March 31,
Statements of Income	2011	2010	2011	2010
Revenues	$367,112	$286,597	$733,286	$522,708
Cost of product sales	316,126	247,075	632,228	447,177
Gross profit	50,986	39,522	101,058	75,531
Selling, general and administrative expenses	32,450	25,592	63,497	48,013
Depreciation and amortization	1,667	1,266	3,156	2,121
Operating income	16,869	12,664	34,405	25,397
Interest expense	(252)	(178)	(434)	(218)
Other income	206	188	414	352
Income before taxes	16,823	12,674	34,385	25,531
Income tax expense	(6,491)	(5,003)	(13,225)	(10,026)
Net income	$10,332	$7,671	$21,160	$15,505

Net income per share - diluted	$0.83	$0.62	$1.69	$1.25
Weighted average common
shares outstanding - diluted	12,511	12,376	12,496	12,366

			March 31,	September 30,
Condensed Consolidated Balance Sheets			2011	2010
Assets
Cash			$974	$911
Receivables, net			208,256	189,428
Inventories			183,764	175,292
Prepaid expenses and other current assets			5,500	8,729
Deferred income taxes			1,718	1,556
Total current assets			400,212	375,916
Property and equipment, net			24,105	15,238
Goodwill			49,245	47,330
Intangibles, net			26,276	26,710
Other assets, net			2,729	2,738
Total Assets			$502,567	$467,932
Liabilities
Credit facilities			$28,326	$10,140
Accounts payable			176,138	183,604
Accrued expenses			16,444	15,118
Current portion of long-term debt and capital lease obligations			929	3,631
Total current liabilities			221,837	212,493
Deferred income taxes			5,964	5,310
Long-term debt and capital lease obligations			782	953
Other long-term liabilities			2,386	2,389
Stockholders' Equity			271,598	246,787
Total Liabilities and Stockholders' Equity			$502,567	$467,932